Exhibit 5-4
Tamara L. Linde Executive Vice President and General Counsel ____________	Office of the General Counsel Public Service Electric and Gas Company 80 Park Plaza, T4, Newark, NJ 07102-4194 tel: 973-430-8058 fax: 973-639-0741

March 3, 2016

Public Service Electric and Gas Company

80 Park Plaza

P.O. Box 570

Newark, NJ 07101-0570

Re:	Public Service Electric and Gas Company Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the issuance and sale by Public Service Electric and Gas Company, a New Jersey corporation (the “Company”), of $300,000,000 aggregate principal amount of its 1.90% Secured Medium-Term Notes, Series K, due March 15, 2021 (the “2021 Notes”) and $550,000,000 aggregate principal amount of its 3.80% Secured Medium-Term Notes, Series K, due March 1, 2046 (the “2046 Notes” and together with the 2021 Notes, the “Notes”) pursuant to: the Company’s Registration Statement on Form S-3, Registration No. 333-200353 (the “Registration Statement”), and the base prospectus constituting a part thereof, dated November 18, 2014 (the “Base Prospectus”), relating to the offering from time to time of certain debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”); the prospectus supplement, dated May 6, 2015 (the “Prospectus Supplement”), to the Base Prospectus relating to the Company’s Secured Medium-Term Notes, Series K, and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Act; and the pricing supplement dated February 29, 2016 relating to the 2021 Notes (the “2021 Pricing Supplement”) and the pricing supplement dated February 29, 2016 relating to the 2046 Notes (the “2046 Pricing Supplement”), each filed with the Commission pursuant to Rule 424 promulgated under the Act (the 2021 Pricing Supplement, together with the Base Prospectus and the Prospectus Supplement, the “2021 Prospectus,” the 2046 Pricing Supplement, together with the Base Prospectus and the Prospectus Supplement, the “2046 Prospectus” and the 2021 Prospectus together with the 2046 Prospectus, the “Prospectuses”); and the Indenture of Trust, dated as of July 1, 1993 (the “Indenture”), between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Indenture Trustee”). The Notes are secured as to payment of the principal thereof (exclusive of any premium) and interest thereon by the Company’s First and Refunding Mortgage Bonds, Medium-Term Notes, Series K, issued under its Indenture, dated August 1, 1924, between the Company and U.S. Bank National

Association (as successor to Fidelity Union Trust Company), as trustee, as supplemented and amended by prior supplemental indentures, including the Supplemental Indenture dated May 1, 2015.

I have examined the Registration Statement, the Prospectuses, the Indenture, the global certificates representing the 2021 Notes and the 2046 Notes and such other agreements, instruments, documents and records and such certificates or comparable documents of public officials which I deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

Based on such examination, I am of the opinion that the Notes, assuming the due authentication thereof by the Trustee pursuant to the Indenture, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

With respect to enforcement, the above opinion is qualified to the extent that enforcement of the Indenture and the Notes may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinion is given as of the date hereof and is limited to matters arising under the laws of the State of New Jersey as in effect on the date hereof and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. I hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this letter as an exhibit or otherwise.

Very truly yours,

/s/ Tamara L. Linde

Tamara L. Linde
Executive Vice President and General Counsel